Press Release
For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Leslie Braun
847-597-9328
lbraun@pregis.com
PREGIS ANNOUNCES THIRD QUARTER 2007 FINANCIAL RESULTS
Deerfield, IL, November 8, 2007 – Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced its financial results for the third quarter of 2007.
The Company generated net sales in the third quarter of $245.2 million, an increase of 4.6% over net sales of $234.4 million in the third quarter of 2006. Excluding the impact of favorable foreign currency translation, the quarter’s net sales were relatively flat compared to the prior year quarter. Gross profit margin, as a percent of net sales, increased to 23.0% in the third quarter of 2007 compared to 22.6% for the same period of 2006. Operating income increased to $10.4 million, compared to $9.2 million in the third quarter of 2006.
Commenting on the Company’s results, Mike McDonnell, President and Chief Executive Officer, stated, “During the quarter, we successfully increased product volumes across our European protective packaging, flexible packaging and hospital supplies businesses. However, volume declines within our North American protective packaging businesses and our European rigid packaging segment offset these increases. Our North American product volumes were impacted by our past and present efforts to rationalize product and customer mix as well as by the weakened U.S. industrial economic environment, while demand in the U.K. market for our rigid packaging products suffered during the quarter due in part to soft market conditions.”
“Despite the challenging market conditions affecting portions of our business, we continued to achieve improvements in our operating results,” said Mr. McDonnell. “This was largely a result of our strong focus on productivity improvements driven by the ongoing implementation of our lean programs and operating culture throughout our operations, along with our continued emphasis on pricing for value and optimizing product mix to improve the profitability of our products and our customer base. We are also pleased with the growth generated by our new products and other expansion efforts which contributed to our year-over-year improvement.”

Segment Performance
Comments on segment net sales performance for the third quarter of 2007 are as follows:
•	Net sales of the protective packaging segment increased by $2.7 million, or 1.8%. The increase resulted from favorable pricing and product mix in the Company’s U.S. operations, product volume growth in its European businesses, and favorable foreign currency effects. These improvements were offset in part by reduced product volume in the U.S. businesses, resulting from the Company’s efforts to rationalize product and customer mix and the weakened U.S. industrial economy. Excluding the impact of favorable foreign currency effects, the segment’s 2007 third quarter net sales would have decreased 1.4%.

•	Net sales of the flexible packaging segment increased $5.8 million, or 14.7%. The growth was driven by higher product sales volume, particularly in new products serving the fresh food sector, and favorable foreign currency effects, offset in part by unfavorable pricing due to product mix. Excluding the impact of favorable foreign currency effects, 2007 third quarter net sales would have increased 6.6%.

•	Net sales of the hospital supplies segment increased $2.3 million, or 14.0%. The increase was due to higher volumes in disposable medical products and surgical procedure packs as well as favorable foreign currency effects, offset in part by unfavorable pricing due to product mix. Excluding the impact of favorable foreign currency effects, 2007 third quarter net sales would have increased 5.9%.

•	Net sales of the rigid packaging segment decreased $0.2 million, or 0.6%. The decrease resulted from declines in product sales volume due in part to soft market conditions in the U.K. The volume declines were partially offset by favorable foreign currency effects and favorable price/mix. Excluding the favorable foreign currency effects, the segment’s 2007 third quarter net sales would have decreased 7.7%.
A summary of a significant measure required by the Company’s indentures is presented in the supplemental information at the end of this release.

Conference Call:
The Company will conduct an investor conference call to review its 2007 third quarter results on Friday, November 9, 2007 at 10:00 a.m. ET (9:00 a.m. CT). The call can be accessed through the following dial-in numbers: Domestic: 888-713-4215; International: 617-213-4867; Conference ID: 41201747. A replay of the conference call will be available through November 23, 2007. The replay may be accessed using the following dial-in information: Domestic: 888-286-8010; International: 617-801-6888; Conference ID: 90293620.
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 45 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of key risk factors, please see the risk factors disclosed in our annual report, which is available on our website, www.pregis.com. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.

Pregis Holding II Corporation
Consolidated Balance Sheets
(dollars in thousands)

	September 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$56,892	$45,667
Accounts receivable
Trade, net of allowances of $4,217 and $4,055, respectively	158,964	142,472
Other	10,108	2,535
Inventories, net	111,794	92,196
Deferred income taxes	3,876	3,951
Due from Pactiv	11,484	14,735
Prepayments and other current assets	7,128	8,221

Total current assets	360,246	309,777
Property, plant and equipment, net	272,479	270,646
Other assets
Goodwill	145,045	135,232
Intangible assets, net	44,936	47,139
Deferred financing costs, net	10,130	11,271
Due from Pactiv, long-term	8,667	10,922
Other	14,237	12,045

Total other assets	223,015	216,609

Total assets	$855,740	$797,032

Liabilities and stockholder’s equity
Current liabilities
Current portion of long-term debt	$1,981	$1,854
Accounts payable	100,058	78,557
Accrued income taxes	18,668	16,091
Accrued payroll and benefits	20,155	19,356
Accrued interest	11,319	6,308
Other	25,010	20,093

Total current liabilities	177,191	142,259

Long-term debt	470,217	453,463
Deferred income taxes	34,982	34,717
Long-term income tax liabilities	6,744	6,939
Pension and related liabilities	10,353	9,039
Other	6,187	6,355
Stockholder’s equity:
Common stock — $0.01 par value; 1,000 shares authorized, 149.0035 shares issued and outstanding at September 30, 2007 and December 31, 2006	—	—
Additional paid-in capital	149,435	149,101
Accumulated deficit	(9,299)	(11,809)
Accumulated other comprehensive income	9,930	6,968

Total stockholder’s equity	150,066	144,260

Total liabilities and stockholder’s equity	$855,740	$797,032

Pregis Holding II Corporation
Consolidated Statements of Operations
Unaudited
(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$245,163	$234,438	$725,710	$690,158

Operating costs and expenses:
Cost of sales, excluding depreciation and amortization	188,654	181,532	547,302	532,976
Selling, general and administrative	32,793	30,819	97,489	91,598
Depreciation and amortization	14,242	12,864	40,736	39,198
Insurance recovery	(884)	—	(884)	—

Total operating costs and expenses	234,805	225,215	684,643	663,772

Operating income	10,358	9,223	41,067	26,386
Interest expense	11,656	11,172	34,777	31,591
Interest income	(465)	(126)	(897)	(240)
Foreign exchange gain, net	(1,805)	(9)	(3,527)	(3,873)

Income (loss) before income taxes	972	(1,814)	10,714	(1,092)
Income tax expense	1,535	381	8,204	1,245

Net income (loss)	$(563)	$(2,195)	$2,510	$(2,337)

Pregis Holding II Corporation
Consolidated Statements of Cash Flows
Unaudited
(dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net income (loss)	$2,510	$(2,337)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	40,736	39,198
Deferred income taxes	713	(2,380)
Unrealized foreign exchange gain	(3,254)	(3,938)
Amortization of deferred financing costs	1,636	1,781
Stock compensation expense	334	162
Gain on insurance settlement	(884)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts and other receivables, net	(14,384)	(10,493)
Due from Pactiv	6,587	—
Inventories, net	(14,249)	(8,237)
Prepayments and other current assets	1,381	(491)
Accounts payable	15,336	(4,053)
Accrued taxes	1,064	99
Accrued interest	5,011	2,661
Other current liabilities	1,027	4,618
Other, net	(3,198)	(765)

Cash provided by operating activities	40,366	15,825

Investing activities
Capital expenditures	(23,162)	(13,105)
Proceeds from sale of assets	382	690
Purchase price adjustments on acquisition of Pregis businesses	—	(451)
Acquisition of business, net of cash acquired	(8,898)	(4,886)
Insurance proceeds	884	—
Other, net	(35)	(247)

Cash used in investing activities	(30,829)	(17,999)

Financing activities
Repayment of long-term debt	(1,360)	(1,299)
Other, net	300	(47)

Cash used in financing activities	(1,060)	(1,346)
Effect of exchange rate changes on cash and cash equivalents	2,748	2,205

Increase (decrease) in cash and cash equivalents	11,225	(1,315)
Cash and cash equivalents, beginning of period	45,667	54,141

Cash and cash equivalents, end of period	$56,892	$52,826

Pregis Holding II Corporation
Third Quarter 2007
Supplemental Information
(Unaudited)
Calculation of Adjusted EBITDA (“Consolidated Cash Flow”)
        .

	Twelve Months Ended September 30,
(dollars in thousands)	2007	2006

Net income (loss) of Pregis Holding II Corporation	$(3,553)	$(6,199)
Interest expense, net of interest income	44,818	41,662
Income tax expense	11,801	92
Depreciation and amortization	54,717	51,171

EBITDA	107,783	86,726

Other non-cash charges (income):
Impact attributable to application of purchase accounting	—	5,045
Non-cash stock based compensation expense	269	162
Non-cash restructuring income	—	(40)
Unrealized foreign currency transaction gains, net	(6,109)	(3,224)
Net unusual or nonrecurring gains or losses:
Realized gain on foreign exchange forward contract	—	(5,441)
Nonrecurring charges related to acquisitions and dispositions	3,044	6,566
Other, principally executive management severance and recruiting expenses	5,843	2,843
Other adjustments:
Amounts paid pursuant to management agreement with Sponsor	1,802	1,611
Pro forma costs savings relating to acquisitions	1,480	236

Adjusted EBITDA (“Consolidated Cash Flow”)	$114,112	$94,484

Note to above:
EBITDA is defined as net income before interest expense, interest income, income tax expense, depreciation and amortization. Adjusted EBITDA, referred to as Consolidated Cash Flow within the context of the Company’s indentures, is presented herein because it is a material element of the fixed charge coverage ratio and secured indebtedness leverage ratio included in the Company’s indentures.

Pregis Holding II Corporation
Third Quarter 2007
Supplemental Information
(Unaudited)
(Amounts and percentage changes are approximations due to rounding.)
Gross Margin Calculations

	Three Months Ended September 30,			Nine Months Ended September 30,
(dollars in millions)	2007	2006	Change	2007	2006	Change

Net sales	$245.2	$234.5	$10.7	$725.7	$690.2	$35.5
Cost of sales, excluding depreciation and amortization	(188.7)	(181.6)	(7.1)	(547.3)	(533.0)	(14.3)

Gross margin	$56.5	$52.9	$3.6	$178.4	$157.2	$21.2

Gross margin, as a percent of net sales	23.0%	22.6%	0.4%	24.6%	22.8%	1.8%

Net Sales Analysis by Segment

					Change Attributable to the
	Three Months Ended September 30,				Following Factors
	2007	2006			Price/		Currency
	(dollars in thousands)		$ Change	% Change	Mix	Volume	Translation
Segment:
Protective Packaging	$158.2	$155.5	$2.7	1.8%	0.2%	(1.6)%	3.2%
Flexible Packaging	44.7	38.9	5.8	14.7%	(1.5)%	8.1%	8.1%
Hospital Supplies	18.7	16.4	2.3	14.0%	(2.8)%	8.7%	8.1%
Rigid Packaging	25.3	25.5	(0.2)	(0.6)%	0.4%	(8.1)%	7.1%
Intersegment eliminations	(1.7)	(1.9)	0.2	(4.8)%

Total	$245.2	$234.4	$10.8	4.6%	(0.2)%	0.1%	4.7%

					Change Attributable to the
					Following Factors
	Nine Months Ended September 30,				Price/		Currency
	2007	2006	$ Change	% Change	Mix	Volume	Translation
	(dollars in thousands)
Segment:
Protective Packaging	$469.7	$461.8	$7.9	1.7%	1.4%	(2.8)%	3.1%
Flexible Packaging	131.3	114.3	17.0	14.8%	(0.8)%	7.3%	8.3%
Hospital Supplies	55.9	48.9	7.0	14.3%	(2.4)%	8.4%	8.3%
Rigid Packaging	72.4	69.6	2.8	4.1%	(1.0)%	(3.6)%	8.7%
Intersegment eliminations	(3.6)	(4.5)	0.9	(19.2)%

Total	$725.7	$690.1	$35.6	5.2%	0.5%	(0.3)%	5.0%